             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
              ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES A

                                       OF

                             TORCHMARK CORPORATION

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware

     TORCHMARK CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in ARTICLE FOURTH of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors duly adopted resolutions on October 27, 1983, creating a series of its Preferred Stock designated as Adjustable Rate Cumulative Preferred Stock, Series
A:

     RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount.
                 ----------------------

     The shares of such series shall be designated as "Adjustable Rate Cumulative Preferred Stock, Series A" (the "Preferred Stock") and shall have a "face value" of $100.00 per share. The number of shares constituting such series shall be 1,000,000.

     Section 2.  Dividends and Distributions.
                 ---------------------------

          (A) Holders of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available for payment, cumulative cash dividends at the rate of 10.60% of the face value per share per annum from the date of issuance to and including February 1, 1984 and at the Applicable Rate (as defined in clause (B) of this section), which shall not be less than 7% nor greater than 13%, from time to time in effect, for each quarterly dividend period thereafter. Dividends on the Preferred Stock will accrue from the date of issuance and will be payable quarterly on February 1, May 1, August 1 and November 1 of each year (or, if such day is not a business day, then the next preceding business day) to the holders of record on such respective dates, not exceeding 30 days preceding the payment date thereof, as may be determined by the Board of Directors. The first dividend will be payable February 1, 1984. The dividends payable on the Preferred Stock for the period from the date of issuance to and including February 1, 1984 and for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which the dividends are payable. The dividends payable for each full quarterly period commencing after February 1, 1984 shall be computed by dividing the annual dividend rate for such dividend period by four and applying the resulting rate against the face value per share of the Preferred Stock.

          No full dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with the Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared and paid or set aside for payment upon shares of Preferred Stock and any other preferred stock ranking on a parity as to dividends shall be declared and paid or set aside for payment pro rata so that the amount of dividends declared and paid or set aside for payment per share on the Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock and such other preferred stock bear to each other.

          Except as provided in Section 3 hereof, in the event that full cumulative quarterly dividends on the Preferred Stock have not been declared and paid or set apart for payment, the Corporation may not declare or pay any dividend on, or make any distribution on, or payment on account of the purchase, redemption or other retirement of, its Common Stock or any other stock of the Corporation ranking as to dividends junior to the Preferred Stock, except that dividends may be declared and paid, and distributions and payments may be made, in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking as to dividends and upon distribution of assets junior to the Preferred Stock. No interest shall be payable in respect of any dividend payment which may be in arrears.

          (B) Except as provided below, the "Applicable Rate" for each quarterly dividend period after February 1, 1984 will be (a) 1.25% less than (b) the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Twenty Year Constant Maturity Rate, each as hereinafter defined. In the event that the Corporation determines in good faith that for any reason (i) any one of the Treasury Bill Rate, the Ten Year

     Constant Maturity Rate or the Twenty Year Constant Maturity Rate cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be 1.25% per annum less than the higher of whichever two of such Rates can be so determined; (ii) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Twenty Year Constant Maturity Rate can be determined for any dividend period, then the Applicable Rate for such dividend period shall be 1.25% per annum less than whichever such Rate can be so determined; (iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity Rate can be determined for any dividend period, the Applicable Rate in effect for the preceding dividend period shall be continued for such dividend period. However, the Applicable Rate for any dividend period shall in no event be less than 7% per annum nor greater than 13% per annum.

     Except as provided below in this paragraph, the "Treasury Bill Rate" for each dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") during the Calendar Period immediately prior to the ten calendar days immediately preceding the February 1, May 1, August 1, or November 1, as the case may be, prior to the dividend period for which the dividend rate on the Preferred Stock is being determined. If the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for three-month U.S. Treasury bills, published during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If a weekly per annum market discount rate for three-month U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for all the U. S. Treasury bills then having maturities of not less than 80 nor more than 100 days, published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If the Corporation determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum secondary market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. If the Corporation determines in good faith that for any reason the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum secondary market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

     Except as provided below in this paragraph, the "Ten Year Constant Maturity Rate" for each dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields, as defined below (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period), published by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the February 1, May 1, August 1 or November 1, as the case may be, prior to the dividend period for which the dividend rate on the Preferred Stock is being determined. If the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during any such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period) published during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If a weekly per annum Ten Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities, other than Special Securities (as defined below), then having maturities of not less than eight nor more than twelve years, published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight or nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

     Except as provided below in this paragraph, the "Twenty Year Constant Maturity Rate" for each dividend period shall be the arithmetic average of the two most recent weekly per annum Twenty Year Average Yields, as defined below (or the one weekly per annum Twenty Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period), published by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the February 1, May 1, August 1 or November 1, as the case may be, prior to the dividend period for which the dividend rate on the Preferred Stock is being determined. If the Federal Reserve Board does not publish such a weekly per annum Twenty Year Average Yield during any such Calendar Period, then the Twenty Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum Twenty Year Average Yields (or the one weekly per annum Twenty Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period), published during such Calendar Period by any Federal Reserve Bank or by an U.S. Government department or agency selected by the Corporation. If a weekly per annum Twenty Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Twenty Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than eighteen nor more than twenty-two years, published during such Calendar Period by the Federal Reserve Board or, if the

Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If the Corporation determines in good faith that for any reason the Corporation cannot determine the Twenty Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Twenty Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eighteen nor more than twenty-two years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

     "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years). "Twenty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of twenty years). In September 1983, the weekly per annum market discount rate for three month U.S. Treasury bills, the Ten Year Average Yield and the Twenty Year Average Yield were published weekly by the Federal Reserve Board in "Federal Reserve Statistical Release H. 15 (519) -- Selected Interest Rates." "Calendar Period" means a period of fourteen calendar days; "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount.

     The Applicable Rate with respect to each dividend period after February 1, 1984 will be calculated as promptly as practicable by the Corporation according to the appropriate method described herein. The Corporation will cause each Applicable Rate to be published in a newspaper of general circulation in New York City at least three days prior to the commencement of the new dividend period to which it applies and will cause notice of such Applicable Rate to be included with the dividend payment checks next mailed to the holders of the Preferred Stock. The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity Rate shall each be rounded to the nearest five-hundredths of a percentage point.

     Section 3.  Liquidation Preference.
                 ----------------------

     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of all of the outstanding shares of Preferred Stock shall have preference and priority over the Common Stock, or any other class of stock of the Corporation ranking upon liquidation junior to the Preferred Stock, for payment out of the assets of the Corporation or proceeds thereof, of $100 per share plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, and after such payment the holders of Preferred Stock shall be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof shall be insufficient to make the full liquidation payment of $100 per share plus an amount equal to all accrued and unpaid dividends on the Preferred Stock and the full liquidation payments on any other preferred stock ranking as to liquidation on a parity with the Preferred Stock, then such assets and proceeds shall be distributed among the holders of the Preferred Stock and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock and any such other preferred stock if all amounts thereon were to be paid in full. A consolidation or merger with, or sale or lease of all or substantially all of the assets of the Corporation to, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

     Section 4.  Redemption.
                 ----------

     The Corporation may not redeem the Preferred Stock prior to January 1, 1989. The Corporation, at its option, may redeem shares of Preferred Stock, as a whole or in part, on or after January 1, 1989 through December 31, 1993 at a price of $103.00 per share and on or after January 1, 1994 at a price of $100.00 per share plus in each case accrued and unpaid dividends to the date fixed for redemption, upon not less than 30 nor more than 60 days' notice. The Corporation may not redeem less than all the outstanding shares of Preferred Stock unless full cumulative dividends have been paid for all outstanding shares of Preferred Stock for all past dividend periods.

     In the event the Corporation shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If less than all the outstanding shares of the Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. A new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     Notwithstanding the foregoing provisions of this Section 4, if any dividends on the Preferred Stock are in arrears, no shares of the Preferred Stock shall be redeemed unless all outstanding shares of the Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of such Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Preferred Stock.

     All shares of the Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued.

     Notwithstanding the Corporation's right to redeem the Preferred Stock, the Corporation shall have no obligation to repurchase or retire the Preferred Stock by sinking fund or otherwise.

     Section 5.  Conversion, Preemptive Rights, Exchange.
                 ---------------------------------------

     The holders of shares of the Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation. The holders of the Preferred Stock shall not have any preemptive rights.

     Section 6.  Voting Rights.
                 -------------

     Holders of the Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. If, on the date used to determine stockholders of record for any meeting of stockholders of the Corporation at which directors are to be elected, dividends on the Preferred Stock or any other series of preferred stock ranking on a parity with the Preferred Stock as to dividends shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive) the holders of the Preferred Stock (voting separately as a class with all other affected series of preferred stock ranking on a parity with the Preferred Stock as to dividends and upon which like voting rights have been conferred and are exercisable) will be entitled to vote and elect two directors of the Corporation. Such right to elect directors shall remain in effect until all dividends payable on the Preferred Stock have been declared and paid or set apart for payment. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The right of the holders of the Preferred Stock to elect directors shall remain in effect until all dividends payable on the Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right to vote for directors of the holders of the Preferred Stock and of the holders of all other such series of preferred stock. Each holder of Preferred Stock will have one vote for each share held.

     Without the consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class with all other affected series of preferred stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation, the Corporation shall not authorize, create or issue, or increase the authorized amount of, any class or series of stock ranking prior to the Preferred Stock as to dividends or upon liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class with all other shares of the same class, will be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation or any certificate supplemental thereto if the amendment, alteration or repeal adversely affects the preferences, rights, powers or privileges of the Preferred Stock and any other shares of the same class; provided, however, that in any case in which one or more, but not all, series of such class would be adversely affected as to the preferences, rights, powers or privileges thereof, the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the shares of all series that would be adversely affected, voting as a class, shall be required, and the holders of shares of any series that would not be adversely affected shall not be entitled to vote thereon. The Corporation's Certificate of Incorporation may be amended to increase the number of authorized shares of common or preferred stock ranking on a parity with or junior to the Preferred Stock as to dividends or upon liquidation without the vote of the holders of outstanding shares of Preferred Stock.

     IN WITNESS WHEREOF, said Torchmark Corporation has caused this Certificate of Designations, Preferences and Rights of Adjustable Rate Cumulative Preferred Stock, Series A, to be duly executed by its Chairman of the Board and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this
23rd day of  February       , 1990.
- ----        ----------------


                         TORCHMARK CORPORATION



                         By /s/ R. K. Richey
                           --------------------------------
                           R. K. Richey
                           Chairman of the Board

(Corporate Seal)



ATTEST:



/s/ Samuel E. Upchurch, Jr.
- ---------------------------
Samuel E. Upchurch, Jr.
Secretary

                                  AMENDMENT TO
             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
              ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES A

                                       OF

                             TORCHMARK CORPORATION

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware

     "TORCHMARK CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority set forth in ARTICLE FOURTH of its Restated Certificate of Incorporation, and in accordance with the provisions of
Section 151(g) of the General Corporation Law of the state of Delaware, its Board of Directors duly adopted resolutions on July 22, 1993, increasing the number of shares of its Preferred Stock designated as Adjustable Rate Cumulative Preferred Stock, Series A as follows:

     RESOLVED, that the number of shares constituting the Corporation's Adjustable Rate Cumulative Preferred Stock, Series A shall be, and it hereby is, increased by 500,000 shares to 1,500,000 shares; and therefore,

     RESOLVED FURTHER, that Section 1 of the Certificate of Designations, Preferences and Rights of Adjustable Rate Cumulative Preferred Stock, Series A of Torchmark Corporation previously filed on February 26, 1990, shall be, and it hereby is, amended by increasing the number of shares constituting such series to 1,500,000; and

     RESOLVED FURTHER, that except for the increase in the number of shares constituting such series all other provisions of such certificate shall remain in full force and effect.

     IN WITNESS WHEREOF, said Torchmark Corporation has caused this Amendment to Certificate of Designations, Preferences and Rights of Adjustable Rate Cumulative Preferred Stock, Series A, to be duly executed by its Chairman of the Board and attested to by its Secretary and has caused its corporate seal to be affixed hereto as the act and deed of such corporation and the undersigned certify that the facts stated herein are true this 1st day of December, 1993.

                                      TORCHMARK CORPORATION


                                      By: /s/ R.K. Richey
                                         -----------------------------
(Corporate Seal)                               R. K. Richey
                                               Chairman of the Board
ATTEST:

/s/ Samuel E. Upchurch, Jr.
- ------------------------------
Samuel E. Upchurch, Jr.
Secretary